EXECUTIVE EMPLOYMENT AGREEMENT


PARTIES:                                        Michael A. Woodhouse
                                                ("Executive")

                                                CBRL Group, Inc.
                                                a Tennessee corporation
                                                ("Company")

SUBJECT:                                        Employment for a Specified Term

POSITION:                                       President and Chief Executive
                                                Officer of the Company

LOCATION:                                       Lebanon, Tennessee

DATE:                                           As set forth on the signature
                                                pages, but effective as of
                                                August 4, 2001
--------------------------------------------------------------------------------

         This Executive Employment Agreement ("Agreement"), dated for reference purposes as of August 4, 2001, is made by CBRL Group, Inc., a Tennessee corporation (the "Company"), and by Michael A. Woodhouse, an individual, (the "Executive").

                                BACKGROUND FACTS

         A. The Executive has previously been employed by the Company as its President and Chief Operating Officer and as an officer of certain subsidiaries.

         B. The Board of Directors of the Company (the "Board") recognizes that the Executive's contribution to the growth and success of the Company during prior years has been substantial. The Board now desires, and deems it to be in the best interests of the Company and its shareholders, to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the Executive's continued attention and dedication to the Company.

         C. The Executive is willing to commit himself to continue to serve the Company on the specified terms and conditions.

         D. In order to effect those purposes, the Company and the Executive wish to enter into an employment agreement on the terms and conditions set forth below.

         Therefore, in consideration of the mutual promises in this Agreement, the Company and the Executive agree as follows:

                                    AGREEMENT

1.       EMPLOYMENT.

         The Company employs the Executive and the Executive accepts employment from the Company upon the terms and conditions of this Agreement.

2.       DURATION OF AGREEMENT.

         2.01 Initial Term. This employment shall begin as of the effective date of this Agreement, August 4, 2001, and shall continue until it terminates pursuant to this Agreement. Unless extended pursuant to Section 2.02 or earlier terminated pursuant to Article 6, this Agreement will automatically terminate at July 30, 2004. The specified period during which this Agreement is in effect is the "Employment Term."

         2.02 Extension of Term. The term of this Agreement may be extended to a specified future date at any time by the specific written agreement of the parties signed prior to the original expiration date specified in Section 2.01, or any subsequent expiration date established pursuant to Section 2.03.

         2.03 Annual Extension. On August 1 of each year beginning August 1, 2002, (each specified "Anniversary Date"), unless either party to this Agreement has notified the other in writing not less than 180 days prior to the Anniversary Date of that party's intention to allow this Agreement to expire and not be renewed at the end of the then current Employment Term, the Employment Term shall automatically be extended for one entire calendar year on each Anniversary Date.

3.       DUTIES.

         3.01 In General. Subject to the ultimate direction and control of the Company's Board of Directors, the Executive shall devote all of his efforts on a full-time basis to the business and affairs of the Company with such duties and responsibilities as the Board shall designate, and he shall not engage in any activities, or render services to or become associated with any other business that in the reasonable judgment of the Board violates Article 8 of this Agreement or interferes with the full and proper performance of the Executive's duties. The parties acknowledge and agree that community service, charitable activities, and reasonable participation in unrelated business activities, which do not adversely affect the Executive's employment duties, are not prohibited or restricted by this Section.

         3.02 Specific Duties. The Executive will serve as President and Chief Executive Officer of the Company. The Executive will provide vision and leadership to the business operations of the Company and its subsidiaries, with particular attention to the Company's core Cracker Barrel Old Country Store(R) concept and to Logan's Roadhouse, Inc.

4.       COMPENSATION AND BENEFITS.

         4.01 Compensation Package. In full consideration for all services rendered by the Executive under this Agreement, including service on the Company's Board of Directors, and in accordance with its payroll practices and other applicable Company policies for executives, the Company shall pay the Executive an annual salary, and in appropriate specified circumstances, a bonus, and the Company will grant certain restricted stock and provide employment benefits, including participation in the Company's Long-Term Incentive Plan, all as set forth in Exhibit A attached to and a part of this Agreement. Exhibit A will remain in effect until altered by mutual agreement or until this Agreement expires or is terminated.

         4.02 Benefits Distinct from Salary. Nothing paid to the Executive under any benefit plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to this Article 4 and Exhibit A.

         4.03 Prorations. Any payments or benefits payable to the Executive in respect of any 12-month period during which the Executive is employed by the Company for less than the entire 12-month period shall, unless otherwise provided in the applicable plan or arrangement, be prorated in accordance with the actual number of days within the 12-month period during which he is employed.

5.       CHANGE IN CONTROL.

         The Executive and the Company are parties to a separate agreement concerning changes in control of the Company. That agreement is specified in a letter dated October 13, 1999 from the Company to the Executive with a subject styled: "Employee Retention Agreement" (the "Letter Agreement"). A copy of the Letter Agreement comprises Exhibit B, which is attached to and is made part of this Agreement. Except as specifically provided in Section 6.06 of this Agreement respecting certain restricted stock, the Letter Agreement supersedes this Agreement and controls with respect to all issues between the Company and the Executive that may be affected by a change in control of the Company, as defined in the Letter Agreement (a "Change in Control").

6.       TERMINATION OF EMPLOYMENT OR SEVERANCE.

         6.01 Termination by Company Without Cause. The Board of Directors may terminate the Executive's employment, with or without cause, at any time by giving written notice of termination to the Executive, that termination of employment to be effective on a date specified in the notice. In the event of a termination without cause, the Executive shall be entitled to receive:

              a. the unpaid amount due the Executive for annual base salary during the employment term prior to the date of termination;

              b. an amount equal to 3 times the annual base salary in effect at the date of termination; and

              c. subject to other specific provisions of this Agreement and the specific terms and conditions of each award or grant, appropriate stock options and restricted stock.

Payments with respect to base salary shall be made in cash in a single payment within 5 business days of the date of termination. The Executive's participation in all benefit programs other than life, medical and disability insurance shall cease as of the date of termination. The Executive's participation in the life, medical and disability insurance programs shall continue until the earlier of the time the Executive is employed by another employer and is covered or permitted to be covered by that employer's benefit plans without regard to the extent of such coverage, the Company no longer provides such benefit plans to the Executive's management employees, or the expiration of the term of this Agreement (as in effect at the time of termination). This provision supersedes any other severance program or policy that may be offered by the Company (except for those relating to termination following a Change in Control, which are set forth in the Letter Agreement) and is in lieu of, rather than in addition to other severance plans that may be in place, except with regard to any rights the Executive may have pursuant to COBRA or the Letter Agreement.

         6.02 Termination by Company for Cause. If the Executive is terminated for cause, the Company shall have no further obligation to the Executive under this Agreement, and the Executive's participation in all benefit programs controlled by this Agreement shall cease as of the date of termination. For purposes of this Agreement, "cause" shall mean only any one or more of the following: (a) the Executive's personal dishonesty in connection with his duties to the Company; (b) the Executive's willful misconduct in the performance of his duties with the Company; (c) breach of fiduciary duty to the Company involving personal profit by the Executive; (d) conviction of the Executive for any felony or crime involving moral turpitude; (e) material intentional breach by the Executive of any provision of this Agreement; or (f) unsatisfactory performance by the Executive of the duties designated for the Executive by the Company's Board of Directors as a result of alcohol or drug use by the Executive.

         6.03 Termination by Executive After Change in Control. If a Change in Control occurs, the Executive will have the rights, subject to the specified terms and conditions, set forth in the Letter Agreement.

         6.04 Termination by Executive Other Than After Change in Control.

              a. Without Good Reason. The Executive may terminate his employment with the Company at any time without further obligation by either party under this Agreement (except for the obligations and covenants of the Executive pursuant to Article 8, which shall survive termination as specified in this Agreement) by giving not less than 60 nor more than 180 days prior written notice of termination to the Company.

              b. With Good Reason. In the event that: (i) the Executive's compensation or benefits are lowered (other than as provided in this Agreement),
(ii) the Executive is removed as the Chief Executive Officer of the Company (other than pursuant to Section 6.02), (iii) the Executive's existing authority is materially diminished, or (iv) Executive's primary place of employment is relocated to a place that is more than 50 miles from its location at the inception of this Agreement, the Executive may tender his resignation and terminate this Agreement as a result of any of those events, in which case the termination shall be considered a termination by the Company without cause and the rights and obligations of the parties will be as set forth in Section 6.01.

         6.05 Effect of Termination on Stock and Options.

              a. General Effect. Subject to the terms, conditions and provisions of the Company's separate Long-Term Incentive Plan and the cash and stock awards made under that plan, upon any termination of the Executive's employment and this Agreement, all stock options and restricted stock held by the Executive that are vested prior to the effective date of the termination shall be exercisable in accordance with their terms, and all stock options and restricted stock held by the Executive that are not vested prior to the effective date of the termination shall lapse and be void.

              b. Option Treatment Upon Certain Terminations. Upon a termination of the Executive's employment without cause pursuant to Section 6.01 or a termination by the Executive pursuant to Section 6.04(b), in addition to any other rights of the Executive under this Agreement, the Executive shall receive, within 30 days after the termination, a lump sum cash distribution equal to: (a) the number of shares of the Company's common stock that is subject to options held by the Executive which are not vested on the date of termination of employment but which would otherwise vest during the original term; multiplied by (b) the difference between: (i) the closing price of a share of the Company's common stock as of the day prior to the effective date of termination of employment (or, if the United States securities trading markets are closed on that date, on the last preceding date on which the United States securities trading markets were open for trading), and (ii) the applicable exercise prices of the non-vested options.

              c. Effect of Change in ontrol. In the event of termination following a Change in Control, the terms and conditions expressed in the Letter Agreement will control with respect to stock options.

         6.06 Effect of Termination on Certain Restricted Stock. As specified in Exhibit A to this Agreement, the Executive will be granted 48,000 shares of restricted stock during the first year of employment pursuant to this Agreement, on the vesting schedule and other terms and conditions specified in paragraph 4 of that Exhibit. The restricted stock will be vested and will be exercisable in accordance with and will be subject to those terms and conditions.

         6.07 Death of Executive. If the Executive dies during the employment term, this Agreement and the Executive's employment shall terminate upon the Executive's death. With respect to cash compensation, the Executive's estate shall be entitled to any annual base salary earned but not paid plus any bonus accrued by the Company for the Executive through the date of death plus an additional amount equal to the annual base salary in effect for the Executive at the date of the death of the Executive. This payment shall be paid in a lump sum to the Executive's estate within 90 days after the Company is given notice of the Executive's death. The rights of the Executive's estate with respect to stock options and restricted stock, and all other benefit plans, shall be determined in accordance with the specific terms, conditions and provisions of the applicable agreements and plans.

         6.08 Disability of Executive. The Company has disability insurance insuring individuals holding officer positions, and the Executive is included under that disability insurance. During any period that the Executive fails to perform his duties as a result of a disability, the Executive shall continue to receive his full salary at the rate then in effect pursuant to Exhibit A until his employment is terminated by death or the expiration of this Agreement. Payments made to the Executive during the disability period shall be reduced by the amounts, if any, payable to the Executive under disability benefit plans of the Company. The Executive's year-end bonus shall be paid in a pro rata amount to compensate the Executive proportionately for days worked prior to the beginning of his disability period. For purposes of this Agreement, unless and except as otherwise specifically defined by the Company in its insurance plans, a "disability" of the Executive shall occur if the Executive suffers any mental or physical condition that impairs the Executive's ability to perform the essential functions of his duties for a period of 180 consecutive days or more, and if within 30 days after the Executive receives written notice from the Company requesting that the Executive resume his duties under this Agreement, the Executive is unable or refuses to do so.

7.       INDEMNIFICATION.

         7.01 Executive's Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys' fees incurred by the Executive, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that he is or was an officer of the Company.

         7.02 Insurance. The Company agrees that the Executive is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify its directors and officers (and to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors) and that the Company will exert its best efforts to maintain such insurance, in not less than its present limits, in effect throughout the term of the Executive's employment.

8.       LIMITS ON COMPETITION.

         8.01 No Competing Activities. While this Agreement is in effect and for a period of one (1) year following its termination pursuant to Section 6.01 or
Section 6.04(b), and if the Executive accepts the payment specified in Section 6.01b, the Executive shall not directly or indirectly, either as an employee, employer, officer, director, agent, consultant, partner or other investor (except for investments no greater than 5% of any entity) or in any other individual or representative capacity, engage or participate in any business or profession that is in substantial direct competition with the business of the Company. For the purposes of this paragraph, a business enterprise with which the Executive becomes associated as an employee, employer, officer, director, agent, consultant, partner or other investor shall be considered in "substantial direct competition" with the Company if it is engaged in the restaurant or gift shop business within the continental United States. Without limiting the list of companies engaged in substantial direct competition, the following companies are considered to certainly fall within that definition: Advantica Restaurants, Applebee's International, Avado Brands, Inc., Bob Evans Farms, Brinker International, Cheesecake Factory, Inc., Darden Restaurants, Inc., Eateries,

Inc., Il Fornaio Corporation, O'Charley's, Outback Steakhouse, RARE Hospitality and Roadhouse Grill. This Section does not prohibit the Executive from engaging in any transaction which is approved in writing by the Board of Directors of the Company and this Section does not apply following normal expiration of this Agreement. The Executive may shorten the one-year period of non-competition by repaying to the Company the pro-rated balance of the payment received pursuant to Section 6.01b (each remaining day being considered 1/360 of the total). Executive understands and acknowledges that his violation of this covenant not to compete would cause irreparable harm to Company and Company would be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement. Executive and Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable. In addition, Executive and Company recognize and acknowledge that the scope, area and time limitations are properly required for the protection of the business interests of Company due to Executive's status and reputation in the industry and the knowledge to be acquired by Executive through his association with Company's business and the public's close identification of Executive with Company and Company with Executive. The parties agree that nothing in this Agreement shall be construed as prohibiting Company from pursuing any other remedies available to it for any breach or threatened breach of this covenant not to compete, including, without limitation, the recovery of damages from Executive or any other person or entity acting in concert with Executive. Executive also agrees that, in the event he breaches this covenant not to compete, the one (1) year period of time during which Executive shall be restricted from certain activities hereunder shall be extended for a period of time equal to any period(s) of time within the one (1) year period following termination of this Agreement that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates this Section 8.01, the purpose of this provision being to secure for the benefit of the Company the entire period of time being bargained for by the Company for the restriction upon the Executive's activities. If any part of this covenant not to compete is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable.

         8.02 Confidentiality. In consideration of his employment and the compensation to be paid to him the Executive specifically covenants and agrees that he will regard and preserve as confidential all trade secrets and all non-public information pertaining to the Company's or its subsidiaries' businesses that have been or may be obtained by him. The Executive will not reveal, allow release of, nor disclose any Company confidential information. This prohibition on disclosure and release applies whether or not the information, which is confidential, may be classified as a trade secret. The confidential information of the Company which the Executive will not reveal, disclose or release to any person includes, but is not limited to, all technology, recipes and business systems of the Company at the date of this Agreement as well as all recipes, customer lists, business systems and styles developed during the course of this employment, and all other Company proprietary business information not generally known to the public. The Executive shall not use any confidential information except in the course of employment. The Executive will not use any of the confidential information after his employment by the Company is terminated for any reason, and the Executive will not take away or retain after termination of employment for any reason any of the Company's recipes, business systems, business styles or specifications, Company proprietary information, customer lists, or other documents or things relating to those matters. This provision does not apply to information voluntarily disclosed by the Company to the public, independently developed and disclosed by others, or otherwise lawfully in the public domain.

         8.03 No Contact with Employees. As a specific part of the consideration to induce the Company to enter into this Agreement with him, the Executive unconditionally agrees that, for a period of one (1) year from the effective date of termination of the Executive's employment for any reason, the Executive will not encourage, solicit or otherwise attempt to persuade any employees of CBRL Group, Inc., or its subsidiaries or affiliates (jointly or severally, the "Group") to terminate their employment with the Group, to seek employment with the Executive or any corporation or other business entity in which the Executive has an ownership interest (except an ownership interest of 1% or less in a public company) or by which he might be employed or to violate any confidentiality, non-competition or employment agreement that such person may have with the Company or any policy of the Company.

9.       MISCELLANEOUS TERMS.

         9.01 Annual Performance Review. The Executive will report regularly to the Board of Directors and the Board will conduct an annual review of the Executive's performance prior to each Annual Shareholders Meeting.

         9.02 Location of Employment. The Executive shall be employed at the Company's headquarters office in the city of Lebanon, TN, but the Executive shall travel to and carry out his duties wherever reasonably necessary for Company business, to an extent substantially consistent with business travel obligations at the date of this Agreement.

         9.03 Compliance with Law. The Executive shall always, and when appropriate, at Company expense, endeavor to comply with all applicable federal, State and local laws, ordinances, rules, and regulations in the performance of all work and other activities carried out in the name of or on behalf of the Company.

         9.04 Notices. All notices, requests, demands and other communications, under this Agreement shall be in writing and shall be duly given on the date of delivery if served personally on the party, or delivered by overnight courier, or 3 days after mailing if mailed to the party by first class mail, registered or certified, postage fully prepaid, and properly addressed as specified on the signature page of this Agreement. Any party may change its address by giving the other parties written notice of the new address in the manner set forth in this Section.

         9.05 Entire Agreement. This Agreement, including the Letter Agreement and its other Exhibits, supersedes all other agreements, either oral or in writing, between the parties with respect to employment of the Executive by the Company. It contains all the promises between parties with respect to that employment. No representations, inducements, promises or other agreements, oral or otherwise, have been made by any party or any one acting on behalf of any party, and no agreement, statement or promise not contained in this Agreement is valid. Any modification of this Agreement must be in writing.

         9.06 Partial Invalidity. If any provision in this agreement is held by a court of competent jurisdiction to be void or unenforceable, the remaining provisions shall continue in full force without being invalidated in any way.

         9.07 Binding Effect. The provisions of this Agreement benefit and bind the Executive's heirs, representatives, and successors, and the Company's successors, transferees and assigns.

         9.08 No Assignment. The Executive and the Company each acknowledges and agrees that the services to be rendered by the Executive are unique and personal. This Agreement is, therefore, personal to the parties and it, and the rights and obligations created by it, may not be assigned by the Executive, or except to corporations which are part of a consolidated group for tax purposes, by the Company.

         9.09 Attorneys' Fees. If either party brings suit to compel performance of, to interpret, or to recover damages for the breach of this Agreement, the finally prevailing party shall be entitled to reasonable attorneys' fees in addition to costs and necessary disbursements otherwise recoverable.

         9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

         IN WITNESS WHEREOF, the parties have executed this Agreement on July 25, 2002, to be effective as of the date specified on page 1 of this Agreement.

ADDRESSES:                                   COMPANY:

106 Castle Heights Avenue North              CBRL Group, Inc.
Lebanon, Tennessee 37087                     a Tennessee corporation

                                             By: /s/Dan W. Evins
                                                 -------------------------------
                                                 Dan W. Evins, Chairman

                                             By: /s/James F. Blackstock
                                                 -------------------------------
                                                 James F. Blackstock, Secretary

                                             EXECUTIVE:

417 Bethlehem Road                               Michael A. Woodhouse
Lebanon, Tennessee 37087                         /s/Michael A. Woodhouse
                                                 -------------------------------
                                                 Michael A. Woodhouse

July 25, 2002
-------

Approved.

/s/Robert V. Dale
--------------------------------------
Robert V. Dale,
Chairman Compensation & Stock Option Committee

               Michael A. Woodhouse Executive Employment Agreement
                           Agreed Salary and Benefits
--------------------------------------------------------------------------------

Effective Date          Executive        Annual Base Salary       Bonus Base
--------------    --------------------   ------------------  -------------------
August 4, 2001    Michael A. Woodhouse         $600,000      150% of base salary


1. Salary. The annual base salary for the Executive will be paid in arrears semi-monthly, in equal installments on or about the 15th and last day of each calendar month. This salary may be increased from time to time in accordance with normal business practices of the Company, and if so increased, shall not thereafter during the term of this Agreement be decreased. Compensation of the Executive by salary payments shall not be deemed exclusive and shall not prevent the Executive from participating in any other compensation or benefit plan of the Company.

2. Benefits. The Company shall maintain in full force, and the Executive shall be entitled to continue to participate in, all of its employee benefit plans and arrangements in force on the effective date of this Exhibit A in which the Executive now participates (or it will implement plans or arrangements providing the Executive with at least equivalent benefits). The Company shall not make any changes in those plans and arrangements which would adversely affect the Executive's rights or benefits, unless the change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other executive officers of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executive officers and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of those plans and arrangements.

3. Options. The Executive is currently a participant in the Company's existing long term incentive arrangement and the Executive will have an opportunity each year to receive an annual grant of options for shares of Company common stock in the same manner stock options are granted to senior management employees of the Company. All option grants are subject to annual review and approval by the Company's Board of Directors.












                                    EXHIBIT A

4. Restricted Stock. Recognizing that the Executive is already a participant in the Company's Long-Term Incentive Plan ("LTI Plan"), and recognizing that the Executive participates in that Plan at a level materially different than the level that would be appropriate as a result of his status pursuant to this Executive Employment Agreement, and in order to appropriately adjust the net long-term incentive provided by the LTI Plan already in place and the terms and conditions of this Agreement, the Company hereby grants the Executive a total of 48,000 shares of CBRL Group, Inc. common stock on the following terms and conditions:

     a. Total Number of Shares - 48,000 ("restricted" shares within the remaining of Securities and Exchange Commission Rule 144; the "Restricted Stock")

     b. Vesting Schedule - The Restricted Stock vests, subject to forfeiture, in 3 increments over a 3-year period with 1/3 (16,000 shares) to vest as of the first day of the fiscal year following the end of each fiscal year during which this Agreement is in effect. Therefore, subject to accelerated vesting and to defeasance and forfeiture under paragraph 4c, 16,000 shares will vest as of August 3, 2002, 16,000 shares will vest as of August 2, 2003, and 16,000 shares will vest as of July 31, 2004.

     c. Forfeiture and Early Vesting - Notwithstanding the vesting schedule set forth in paragraph 4b, the parties understand and unconditionally agree that the Restricted Stock is intended to provide compensation in lieu of adjustments to the Executive's existing LTI Plan awards. Therefore, they further unconditionally agree that, if the Executive is terminated for any reason or voluntarily terminates his employment at any time prior to the earlier of July 30, 2004, or any earlier date (potentially, August 2, 2002 or August 1, 2003) at which his existing LTI Plan awards vest (the "Absolute Vesting Date"), all the Restricted Stock will be considered not to be vested and they are subject to immediate and absolute defeasance and forfeiture at the effective date of such an event. Alternatively, upon a termination of the Executive's employment (or if the Executive continues his employment by the Company) upon normal expiration of the Agreement of which this Exhibit is part, at the end of the original term, or if the Executive's employment terminates for any other reason after the Absolute Vesting Date, in addition to any other rights of the Executive under this Agreement, all shares of that Restricted Stock which were not vested pursuant to the vesting schedule in paragraph 4b shall immediately and finally vest and all 48,000 shares shall be fully owned by the Executive as of the effective date of that termination.

     d. Change in Control - In the event of a Change in Control of the Company, while the Restricted Stock is not specifically covered by the Change in Control provisions set forth in the Letter Agreement referred to in
         Article 5 of the Agreement, in so far as they would apply to stock or options, the Change in Control provisions of that Letter Agreement shall apply and shall be considered to be a part of this Exhibit and this Agreement, the intention being that all the protection provided by the Letter Agreement with respect to options and stock owned by affected executives upon a Change in Control, shall apply to this Restricted Stock as well.

5. Bonus. As part of this employment Agreement, the Executive will participate in a bonus plan substantially similar in terms and conditions to the Company and Cracker Barrel Old Country Store, Inc. Management Incentive Program ("MIP"), with a base bonus amount established at 150% of annual base salary. This bonus, or a portion of it, is earned if, and as, annually specified CBRL Group and personal target goals are achieved in each fiscal year. Any bonus earned will be paid after the close of each fiscal year.

6. Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing his services, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that those expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time.

7. Health Insurance. The Executive will be provided with health, life, and disability insurance benefits of the same kinds and at the same levels as are available to senior management employees of the Company throughout the term of his employment.

8. Retirement Savings. The Executive will be eligible to participate in Company-sponsored retirement savings plans of the same kind and at the same level as are available to senior management employees of the Company throughout the term of his employment.


                                       A-2